Exhibit 99.1

BBCN Bancorp Fully Redeems $122 Million in TARP Preferred Stock

LOS ANGELES--(BUSINESS WIRE)--June 27, 2012--BBCN Bancorp, Inc. (NASDAQ: BBCN) today announced that it has redeemed $122 million of Series A and Series B Preferred Stock issued under the U.S. Treasury’s TARP Capital Purchase Program. The redemption covers the total combined preferred stock investment by the U.S. Treasury of $67 million in the former Nara Bancorp, Inc. and $55 million in the former Center Financial Corporation. On November 30, 2011, the two organizations merged and became the largest Korean American bank in the nation.

Since receiving the TARP investments in fourth quarter 2008, BBCN, including the predecessor companies, has timely paid the U.S. Treasury approximately $24.7 million in preferred stock dividends. On an ongoing basis, the redemption eliminates the quarterly payment of $1.5 million in dividends on these securities.

At March 31, 2012, BBCN exceeded all regulatory capital requirements to be classified as a “well-capitalized” institution. The following table provides the capital ratios as actually reported on March 31, 2012, and on a pro forma basis, as if the TARP redemption had been effective on March 31, 2012.

Ratio	Actual at 3/31/2012	Pro Forma at 3/31/2012
Leverage Ratio	15.03%	12.70%
Tier 1 Risk-based Ratio	18.75%	15.85%
Total Risk-based Ratio	20.01%	17.11%

The Company expects to enter into negotiations to repurchase all 858,746.4 BBCN warrants held by the Treasury.

About BBCN Bancorp, Inc.

BBCN Bancorp, Inc. is the parent company of BBCN Bank, the largest Korean American bank in the nation with $5.2 billion in assets as of March 31, 2012. The Company is a result of the merger of equals of Nara Bancorp, Inc. and Center Financial Corporation completed on November 30, 2011. Headquartered in Los Angeles and serving a diverse mix of customers mirroring its communities, BBCN operates more than 40 branches in California, New York, New Jersey, Washington and Illinois, along with four loan production offices in Seattle, Denver, Dallas and Atlanta. BBCN specializes in core business banking products for small and medium-sized businesses, with an emphasis in commercial real estate and business lending, SBA lending and international trade financing. BBCN Bank is a California-chartered bank and its deposits are insured by the FDIC to the extent provided by law. BBCN is an Equal Opportunity Lender.

CONTACT:
BBCN Bancorp, Inc.
Angie Yang
SVP, Investor Relations
213-251-2219
angie.yang@BBCNbank.com